Exhibit 99.1

HH&L Acquisition Co. Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing March 29, 2021

Hong Kong – March 26, 2021 – HH&L Acquisition Co. (the “Company”) announced today that, commencing March 29, 2021, holders of the units sold in the Company’s initial public offering of 41,400,000 units, completed on February 9, 2021, may elect to separately trade the shares of Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “HHLA.U,” and the shares of Class A ordinary shares and warrants that are separated will trade on the NYSE under the symbols “HHLA” and “HHLA WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The offering was made only by means of a prospectus, copies of which may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attention: Prospectus Department, Telephone: 1-866-471-2526, Email: prospectus-ny@gs.com and Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

Goldman Sachs (Asia) L.L.C. and Credit Suisse Securities (USA) LLC are acting as the representatives of the several Underwriters. A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HH&L Acquisition Co.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on healthcare or healthcare-related companies in Asian markets with a focus on the Greater China market, or global healthcare or healthcare-related companies with a meaningful growth thesis in the Greater China or Asian markets, which can benefit from the expertise and capabilities of our management team in order to create long-term shareholder value.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Richard Qi Li

Chief Executive Officer

Suite 3508, One Exchange Square

8 Connaught Place

Central, Hong Kong

+852 3752 2870

richard.li@hopuhl.com